EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Senior Director, Corporate Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORPORATION REPORTS PRELIMINARY SECOND QUARTER 2009 RESULTS

•	Domestic Business Stabilizes; International Business Reflects Positive Sequential Trend
•	Operating Expenses Further Reduced
•	Positive Operating Cash Flow of $5.5 Million
•	Preliminary Non-Cash Impairment Charge of $13.0 Million
•	Preliminary GAAP Loss of $0.67 Per Share; Pro Forma Earnings of $0.09 Per Share

Westwood, MA. August 5 – LoJack Corporation (NASDAQ GS: “LOJN”) reported today the preliminary results for the second quarter ended June 30, 2009. Revenue declined 31% to $35.4 million, from $51.4 million in the same quarter a year ago.

On a GAAP basis, the company’s operating expenses, operating income, net income and earnings per diluted share reflect an estimated non-cash charge of approximately $13.0 million or $0.76 per diluted share related to the impairment of goodwill and intangible assets of our Boomerang Tracking business. The impairment charge reflects the company’s current estimate of the fair market value of the business, as the company works to generate new customers in a very difficult economic environment. The value of this charge is subject to change according to the final results of the impairment testing. The final non-cash GAAP charges affecting goodwill and intangible assets will be reflected in the company’s Quarterly Report on Form 10-Q for the second quarter as filed with the Securities and Exchange Commission.

In announcing the results, Ronald V. Waters, President and Chief Executive Officer said, “In the second quarter, our unit volume and revenue were down compared to the prior year, however, our domestic business began to stabilize as unit installations paced ahead of the first quarter with penetration rate remaining at 6% and our international business demonstrated a positive sequential trend with volume levels exceeding that of the first quarter of this year.

“During these unprecedented economic times and significant downturn in the auto industry, we remain focused and diligent in managing our cost structure. In July, we further decreased our operating expenses by reducing our workforce in the United States. The approximately $1.0 million charge related to these cost reductions will be reflected in the third quarter and provide a benefit of $1.7 million over the remainder of 2009, with an annualized benefit of approximately $4.3 million beginning in 2010. These reductions, in addition to those previously announced, will result in a total savings of approximately $16.0 million for 2009.

“At the end of the second quarter, our liquidity remained strong with a cash balance of approximately $53.4 million, which reflects operating cash generation of approximately $5.5 million during the quarter and the repayment of $7.4 million in debt. We expect to deliver positive operating cash flow for the full year.

“The current challenges in the global auto markets clearly reinforce the need for us to continue investing in our strategic programs, which will deliver long term growth by leveraging our strong brand and diversifying our business.”

Due to the impairment charge, the preliminary operating loss for the second quarter of 2009, calculated in accordance with generally accepted accounting principles (“GAAP”) was $15.0 million, compared to operating income of $2.2 million in the same quarter a year ago.  The preliminary GAAP net loss for the second quarter of 2009 was $11.5 million, compared to net income of $1.0 million in the same quarter a year ago. Operating income and net income are subject to change according to the final results of the impairment testing.

The pro forma operating loss for the second quarter, which excludes the items identified in Table 1, was $2.0 million, compared to operating income of $2.2 million in the same quarter last year. Pro forma net income for the second quarter, which excludes the items noted in Table 2, was $1.5 million or $0.09 per diluted share, compared to pro forma net income of $1.6 million in the same quarter a year ago.

Gross margin dollars for the second quarter declined 32% to $18.6 million from the same quarter last year. Gross margin as a percentage of revenue was 52.5%, compared to 53.1% in the prior year as reductions in our installation workforce helped to offset the decline in unit sales volume.

Operating expenses for the second quarter declined 18% from the prior year, to $20.6 million, excluding the impact of the Boomerang goodwill write-off of $13.0 million. The decline includes $1.5 million of savings related to our previous workforce and benefits reductions, and lower advertising spending, offset by $1.2 million in increased legal expenses and unmatched expenses of $0.8 million related to LoJack Supply Chain Integrity that were not reflected in the operating results for the second quarter of 2008.

Domestic revenue in the second quarter declined 32% to $22.2 million from $32.6 million for the same quarter of the last year, on a 44% reduction in unit volume.

International revenue in the second quarter declined 25% to $10.0 million, from $13.3 million in the same quarter of the prior year, attributable to a 26% decline in unit volume.

Boomerang Tracking had revenue of $3.2 million compared to $5.5 million for the same quarter in 2008. The impact of the devaluation of the Canadian dollar negatively affected revenue by $0.5 million or 13%. Gross margin as a percentage of revenue was 51% compared to 43% in the second quarter of 2008.

The company generated positive cash flow of $5.5 million from operations in the quarter driven by lower inventories, higher accounts payable and prepayments from certain customers. Accounts receivable were slightly elevated over the prior quarter due to an increase in shipments to our international licensees. The company has not experienced any significant write off of bad debt. Debt was reduced by approximately $7.4 million to $18.4 million as of June 30, 2009 and the company remains in compliance with all financial covenants in its debt agreements.

During the second quarter of 2009, the company did not repurchase any shares. As of June 30, 2009, the company had an outstanding authority to repurchase 1,681,778 shares.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered more than $5 billion USD in stolen assets worldwide. In today’s rapidly changing world, LoJack’s core competencies are more valuable and more relevant than ever as they are now being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive disorders such as Alzheimer’s and autism. LoJack has the proven processes, ultimate technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings the most effective solutions that not only deliver a wide range of recoveries, but also enhance the safety of the public on a global level. LoJack’s Stolen Vehicle Recovery System operates in 27 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

    To access the webcast of the company’s conference call to be held at 9:00 AM ET, Wednesday, August 5, 2009, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the outcome of the ongoing litigation involving the company; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of operating income (loss), net income (loss) attributable to LoJack Corporation and earnings (loss) per diluted share attributable to LoJack Corporation.  The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. The non-GAAP measures used in this release exclude (i) the non-cash impairment charge discussed above; and (ii) the non-cash fair market adjustment of our investment in Supply Chain Integrity.  LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management to aid their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

# # #

LoJack Corporation and Subsidiaries
Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Three Months Ended June 30,

	2009		2008
	(unaudited)

Revenue	$35.4		$51.4

Cost of goods sold	16.8		24.1
Gross margin	18.6		27.3

Costs and expenses:
Product development	1.8		1.8
Sales and marketing	8.0		13.3
General and administrative	9.1		8.0
Depreciation and amortization	1.7		2.0
Impairment of goodwill and intangible assets	13.0	*	--

Total	33.6	*	25.1

Operating (loss) income	(15.0	)*	2.2

Other income (expense):
Interest income	0.5		0.5
Interest expense	(0.1)		(0.4)
Equity loss in affiliate	--		(1.1)
Other, net	1.0		0.1
Total	1.4		(0.9)

(Loss) income before (benefit) provision for income taxes
and net loss of noncontrolling interest	(13.6	)*	1.3
(Benefit) Provision for income taxes	(1.9)		0.3
Net (loss) income	(11.7	)*	1.0
Less: Net (loss) attributable to the noncontrolling interest	(0.2)		--
Net (loss) income attributable to
LoJack Corporation	$(11.5	)*	$1.0

Diluted (loss) earnings per share attributable to
LoJack Corporation	$(0.67	)*	$0.06
Weighted average diluted common
shares outstanding	17,136,174		17,669,391

*Results are subject to change according to the final results of the goodwill impairment testing.

LoJack Corporation and Subsidiaries
Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Six Months Ended June 30,

	2009		2008
	(unaudited)

Revenue	$63.2		$97.6

Cost of goods sold	31.1		46.5
Gross margin	32.1		51.1

Costs and expenses:
Product development	3.3		3.6
Sales and marketing	15.6		24.3
General and administrative	18.0		16.2
Depreciation and amortization	3.4		3.8
Impairment of goodwill and intangible assets	13.0	*	--

Total	53.3	*	47.9

Operating (loss) income	(21.2	)*	3.2

Other income (expense):
Interest income	0.6		1.1
Interest expense	(0.2)		(0.7)
Equity loss in affiliate	--		(1.2)
Other, net	0.5		0.3
Total	0.9		(0.5)

(Loss) income before (benefit) provision for income taxes
and net loss of noncontrolling interest	(20.3	)*	2.7
(Benefit) Provision for income taxes	(2.1)		0.7
Net (loss) income	(18.2	)*	2.0
Less: Net (loss) attributable to the noncontrolling interest	(0.3)		--
Net (loss) income attributable to
LoJack Corporation	$(17.9	)*	$2.0

Diluted (loss) earnings per share attributable to
LoJack Corporation	$(1.05	)*	$0.11
Weighted average diluted common
shares outstanding	17,105,519		18,028,369

*Results are subject to change according to the final results of the goodwill impairment testing.

LoJack Corporation and Subsidiaries
Consolidated Balance Sheets
(in millions, except share and per share amounts)

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)

Assets
Current Assets:
Cash and cash equivalents	$53.4	$57.9
Marketable securities at fair value	0.8	4.2
Accounts receivable, net	38.3	43.0
Inventories	15.9	14.8
Prepaid and other expenses	3.5	4.4
Prepaid income taxes	5.0	3.6
Deferred income taxes	6.2	6.3
Total current assets	123.1	134.2

Property and equipment, net	21.3	21.7
Deferred income taxes	9.2	9.5
Intangible assets, net	0.8	1.5
Goodwill	2.8	14.6
Other assets, net	14.9	14.4
Total assets	$172.1	$195.9

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1.1	$2.4
Accounts payable	7.2	6.5
Accrued and other liabilities	9.6	7.0
Current portion of deferred revenue	23.8	24.2
Accrued compensation	4.2	7.1
Total current liabilities	45.9	47.2

Long term debt, net of current portion	17.3	21.3
Deferred revenue, net of current portion	37.0	39.0
Deferred income taxes	0.2	0.3
Other accrued liabilities	1.5	1.5
Accrued compensation	2.0	2.2
Total liabilities	103.9	111.5

Commitments and Contingent Liabilities

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid-in capital	16.4	14.8
Accumulated other comprehensive income	8.7	8.2
Retained earnings	42.8	60.7
Total LoJack Corporation and
Subsidiaries stockholders’ equity	68.1	83.9
Noncontrolling interest in subsidiary	0.1	0.5
Total equity	68.2	84.4
Total liabilities and stockholders’equity	$172.1	$195.9

Table 1 - Items Affecting Operating Income (Loss) Comparability

GAAP to Pro Forma Reconciliation – Operating Income (Loss)
(in millions)

Three Months ended June 30, 2009		Three Months ended June 30, 2008

	$	$
Operating (loss) income, as reported	$(15.0)	$2.2

Impairment of goodwill and intangible assets	13.0	--

Pro Forma operating (loss) income	$(2.0)	$2.2

Six Months ended June 30, 2009		Six Months ended June 30, 2008

	$	$
Operating (loss) income, as reported	$(21.2)	$3.2

Impairment of goodwill and intangible assets	13.0	--

Pro Forma operating (loss) income	$(8.2)	$3.2

Table 2 - Items Affecting Net Income (Loss) and Fully Diluted Earnings (Loss) per Share Comparability

GAAP to Pro Forma Reconciliation
(in millions, except per share amount)

	Three Months ended June 30, 2009			Three Months ended June 30, 2008
	$		EPS Impact	$	EPS Impact
Net (loss) income attributable to LoJack Corporation, as reported		$(11.5)	$(0.67)	$1.0	$0.06

Supply Chain Integrity fair value adjustment		--	--	0.6	0.03

Impairment of goodwill and intangible assets		13.0	0.76	--	--

Pro Forma net income attributable to LoJack Corporation, as reported		$1.5	$0.09	$1.6	$0.09

	Six Months ended June 30, 2009			Six Months ended June 30, 2008
		$	EPS Impact	$	EPS Impact
Net (loss) income attributable to LoJack Corporation, as reported		$(17.9)	$(1.05)	$2.0	$0.11

Supply Chain Integrity fair value adjustment		--	--	0.6	0.03

Impairment of goodwill and intangible assets		13.0	0.76	--	--

Pro Forma net (loss) income attributable to LoJack Corporation, as reported	$	(4.9)	$(0.29)	$2.6	$0.14

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (217) 285-4967.